AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
John K. Schmidt	Jeff Wilhoit
Chief Operating Officer	General Inquiries
Chief Financial Officer	(312) 640-6757
(563) 589-1994
jschmidt@ dubuquebank.com

FOR IMMEDIATE RELEASE
MONDAY, JULY 26, 2004

HEARTLAND FINANCIAL USA, INC. REPORTS SECOND QUARTER EARNINGS

Dubuque, Iowa, July 26, 2004—Heartland Financial USA, Inc. (Nasdaq NMS: HTLF) today reported results for the second quarter of 2004.

Second Quarter 2004 Highlights
  Net income up by 9% over second-quarter 2003
  Average earning assets increased 18% over second-quarter 2003
  Net interest income increased 14% over second-quarter 2003
  Acquisition of Rocky Mountain Bancorporation completed on June 1, 2004
  Exclusive of the acquisition, loans up $99 million or 7% since year-end 2003
  Second branch of Arizona Bank & Trust opens in Chandler, Arizona
	Second Quarter		First Six Months

	2004	2003	2004	2003

Net income (in millions)	$4.6	$4.2	$9.6	$8.7
Diluted earnings per share	.29	.28	.62	.58

Return on average assets	.84%	.92%	.92%	.98%
Return on average equity	12.23	13.15	13.22	13.84

“Our solid growth in earning assets and deposits is clear indication that our customers continue to respond to our community bank focus while benefiting from the resources that our large and growing organization can provide. Early indications of favorable consumer response at Rocky Mountain Bank and our new Phoenix area locations are further validation of that strategy.” -- Lynn B. Fuller, chairman, president and chief executive officer, Heartland Financial USA

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Dubuque, Iowa, July 26, 2004—Heartland Financial USA, Inc. (Nasdaq NMS: HTLF) today reported net income of $4.6 million, or $0.29 per diluted share, for the second quarter ended June 30, 2004. This represents an increase of $368,000, or 9 percent, over net income of $4.2 million, or $0.28 per diluted share, during the second quarter of 2003. Return on average equity was 12.23 percent and return on average assets was 0.84 percent for the second quarter of 2004, compared to 13.15 percent and .92 percent, respectively, for the same quarter in 2003.

“In the second quarter, we were able to complete a number of our recent growth initiatives, including closing our Rocky Mountain Bank acquisition, bringing our second Arizona Bank & Trust location fully on line in Chandler, Arizona, and moving all of our operations resources into our new state-of-art operations center in Dubuque,” said Lynn B. Fuller, chairman, president and chief executive officer. “Our solid growth in earning assets and deposits is clear indication that our customers continue to respond to our community bank focus while benefiting from the resources that our large and growing organization can provide. Early indications of favorable consumer response at Rocky Mountain Bank and our new Phoenix area locations are further validation of that strategy.

“We continue to evaluate new opportunities to bring Heartland’s unique value proposition to new areas that we believe are underserved. The infrastructure we are putting in place, including the new operations center, will enable us to pursue these opportunities with more responsiveness, flexibility and confidence than ever before. The integration of Rocky Mountain Bank is well underway and our proposed acquisition of the Wealth Management Group of Colonial Trust Company is expected to close prior to the end of the third quarter.”

The acquisition of Rocky Mountain Bancorporation, the holding company for Rocky Mountain Bank, was completed effective June 1, 2004. The purchase price of $34.5 million consisted of $10.4 million in cash and the remainder in 1,387,227 shares of Heartland common stock. At May 31, 2004, Rocky Mountain Bank had total assets of $354.0 million, total loans of $278.1 million and total deposits of $285.7 million.

Net interest income totaled $17.9 million during the second quarter of 2004, an increase of $2.1 million or 14 percent from the $15.8 million recorded during the second quarter of 2003. Contributing to this increase was the 18 percent growth in average earning assets and a shift in balances invested in federal funds and other short-term investments to higher-yielding loans. Interest income in the second quarter of 2004 totaled $28.3 million compared to $25.4 million in the second quarter of 2003. Interest expense for the second quarter of 2004 was $10.4 million compared to $9.6 million in the second quarter of 2003. A large portion of the growth in interest expense is a result of the issuance of $20.0 million of 8.25% cumulative trust preferred securities on October 20, 2003, and $25.0 million of variable-rate cumulative trust preferred securities on March 17, 2004. Net interest margin, expressed as a percentage of average earning assets, was 3.70 percent during the second quarter of 2004 compared to 3.82 percent for the same period in 2003 and 3.93 percent for the first quarter of 2004. The reduction in this percentage in the second quarter of 2004 compared to the first quarter of 2004 resulted primarily from a decrease in the return on the mortgage-backed securities held in the securities portfolio.

Noninterest income totaled $9.6 million during the second quarter of 2004, an increase of 14 percent from the noninterest income of $8.4 million recorded during the second quarter of 2003. Service charges and fees, one of the three noninterest income categories that experienced a significant change during the quarter, increased $1.0 million or 70 percent, as Heartland’s mortgage loan servicing portfolio expanded from $464.0 million at June 30, 2003, to $554.0 million at June 30, 2004. The second category, valuation adjustment on mortgage servicing rights, experienced an $186,000 reversal of the valuation allowance during the second quarter of 2004 compared to a $694,000 increase in the valuation allowance during the same quarter of 2003. The growth in these two noninterest income categories was partially offset by an $844,000 reduction in gains on sales of loans, as refinancing activity on residential mortgage loans was at historically high levels during 2003.

For the second quarter of 2004, noninterest expense increased 16 percent to $19.2 million, reflecting increased costs related to the August 2003 opening of Arizona Bank & Trust and its opening of a second branch in May 2004. Also contributing to the increased costs was the recently completed acquisition of Rocky Mountain Bank. Total full-time equivalent employees increased from 642 at quarter-end 2003 to 828 at quarter-end 2004. Of that increase, 130 are full-time equivalent employees at Rocky Mountain Bank.

For the first six months of 2004, Heartland’s effective tax rate was 30.46% compared to 32.81% during the first six months of 2003. The reduced effective rate is the result of historic rehabilitation tax credits of $400,000 available in 2004 and an increase in tax-exempt interest income.

Total assets exceeded $2.47 billion at June 30, 2004, up $458 million since year-end 2003. Total loans and leases were $1.73 billion at June 30, 2004, an increase of $383 million since year-end 2003. Exclusive of the Rocky Mountain Bank acquisition, Dubuque Bank and Trust Company, Wisconsin Community Bank and Arizona Bank & Trust were major contributors to the $99.2 million or 7 percent growth in loans, primarily in the commercial and commercial real estate category. Wisconsin Community Bank continues to record strong gains in structuring financing under the USDA and SBA loan guaranty programs. Total deposits at June 30, 2004, were $1.83 billion, an increase of $337 million since year-end 2003. Exclusive of the Rocky Mountain Bank acquisition, the $42.4 million or 3 percent growth in deposits came from Wisconsin Community Bank, Arizona Bank & Trust and Riverside Community Bank.

The allowance for loan and lease losses at June 30, 2004, was 1.38 percent of loans and 316 percent of nonperforming loans, compared to 1.37 percent of loans and 333 percent of nonperforming loans at December 31, 2003. Nonperforming loans increased to $7.6 million or 0.44 percent of total loans and leases compared to $5.6 million or 0.41 percent of total loans and leases at December 31, 2003. Exclusive of the $3.3 million in total nonperforming loans at Rocky Mountain Bank, total nonperforming loans decreased $1.3 million, due primarily to the charge off of one credit in the Albuquerque market during the first quarter of 2004. Charge-offs during the first half of 2004 totaled $1.7 million, of which $642,000 was related to the credit in the Albuquerque market.

“Each of our independently chartered banks possess particular strengths that contribute to the overall success of Heartland,” continued Fuller. “Our focus going forward is to continue identifying and investing in these market leaders in our ongoing quest to return maximum value to our shareholders.”

About Heartland Financial USA:
Heartland is a $2.5 billion financial services company with eight banks in Iowa, Illinois, Wisconsin, New Mexico, Arizona and Montana:

Dubuque Bank and Trust Company, with eight offices in Dubuque, Epworth, Farley and Holy Cross, Iowa
Galena State Bank and Trust Company, with three offices in Galena and Stockton, Illinois
First Community Bank, with three offices in Keokuk, Iowa and Carthage, Illinois
Riverside Community Bank, with three offices in Rockford, Illinois
Wisconsin Community Bank, with seven offices in Cottage Grove, Fitchburg, Green Bay, Middleton, Monroe and Sheboygan, Wisconsin and Minneapolis, Minnesota
New Mexico Bank & Trust, with twelve offices in Albuquerque, Clovis, Melrose, Portales and Santa Fe, New Mexico
Arizona Bank & Trust, with two offices in Mesa and Chandler, Arizona
Rocky Mountain Bank, with eight offices in Bigfork, Billings, Bozeman, Broadus, Plains, Plentywood, Stevensville and Whitehall, Montana

Other subsidiaries include:

ULTEA, Inc., a fleet management company with offices in Madison, Wisconsin and Chicago, Illinois
Citizens Finance Co., a consumer finance company with offices in Madison and Appleton, Wisconsin; Dubuque, Iowa; and Rockford, Illinois
HTLF Capital Corp., an investment banking firm with offices in Denver, Colorado and Blue Springs, Missouri

Heartland’s shares are traded on The Nasdaq Stock Market under the symbol HTLF.
Additional information about Heartland is available through our website at www.htlf.com.

This release may contain, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as believe, expect, anticipate, plan, intend, estimate, may, will, would, could, should or similar expressions. Additionally, all statements in this release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war or threats thereof, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-
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HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	As of and For the		As of and For the
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Income Statement Data
Interest income (tax equivalent adjusted)(1)	$28,326	$25,364	$55,351	$51,169
Interest expense	10,427	9,613	20,027	19,145

Net interest income	17,899	15,751	35,324	32,024
Provision for loan & lease losses	991	922	2,347	2,226
Noninterest income	9,588	8,411	19,309	16,886
Noninterest expense	19,212	16,575	37,228	32,632
Income tax expense	2,097	1,914	4,223	4,263
Tax equivalent adjustment(1)	612	544	1,194	1,058

Net income	$4,575	$4,207	$9,641	$8,731

Per Common Share Data
Earnings per common share-basic	$0.29	$0.28	$0.63	$0.59
Earnings per common share-diluted	0.29	0.28	0.62	0.58
Weighted average shares outstanding-basic	15,597,584	14,811,483	15,382,398	14,824,571
Weighted average shares outstanding-diluted	15,836,341	15,088,764	15,624,993	15,107,039
Common shares outstanding, net of treasury	15,157,266	14,891,632	15,238,490	14,769,621

(1) Tax equivalent basis is calculated using an effective tax rate of 34%.

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HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	For the Quarter Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Average Balances
Assets	$2,200,577	$1,841,648	$2,102,497	$1,804,822
Loans and leases, net of unearned	1,511,657	1,242,316	1,433,077	1,219,851
Earning assets	1,945,763	1,652,935	1,863,908	1,619,026
Deposits	1,614,932	1,389,854	1,544,705	1,358,240
Interest bearing liabilities	1,752,683	1,482,542	1,676,828	1,453,543
Stockholders' equity	150,396	128,335	146,647	127,188

Earnings Performance Ratios
Return on average assets	0.84%	0.92%	0.92%	0.98%
Return on average equity	12.23	13.15	13.22	13.84
Net interest margin	3.70	3.82	3.81	3.99
Net interest margin, excluding fleet leasing company debt	3.75	3.88	3.86	4.05
Efficiency ratio(1)	70.74	69.98	70.55	68.34
Efficiency ratio, banks only	62.83	61.80	62.40	59.16

Noninterest Income
Service charges and fees	$2,468	$1,449	$4,595	$2,756
Trust fees	1,121	858	2,141	1,810
Brokerage commissions	350	216	628	363
Insurance commissions	158	166	382	416
Securities gains, net	327	478	1,867	1,158
Gain (loss) on trading account securities	(10)	277	75	249
Rental income on operating leases	3,461	3,477	6,923	6,895
Gain on sale of loans	845	1,689	1,372	3,221
Valuation adjustment on mortgage servicing rights	186	(694)	113	(992)
Impairment loss on equity securities	-	(22)	-	(170)
Other noninterest income	682	517	1,213	1,180

Total noninterest income	$9,588	$8,411	$19,309	$16,886

Noninterest Expense
Salaries and employee benefits	$9,270	$8,075	$18,091	$15,835
Occupancy	1,215	939	2,278	1,856
Furniture and equipment	1,325	973	2,452	1,848
Depreciation on equipment under operating leases	2,869	2,825	5,730	5,612
Outside services	1,471	1,162	2,972	2,272
FDIC deposit insurance assessment	61	54	112	107
Advertising	637	613	1,176	1,086
Core deposit intangibles amortization	144	101	232	202
Other noninterest expenses	2,220	1,833	4,185	3,814

Total noninterest expense	$19,212	$16,575	$37,228	$32,632

(1)   Noninterest expense divided by the sum of net interest income and noninterest income less security gains.

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HEARTLAND FINANCIAL USA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

	As of and For	As of and For	As of and For	As of and For
	The Qtr. Ended	The Year	The Qtr. Ended	The Year
	June 30, 2004	Dec. 31, 2003	June 30, 2003	Dec. 31, 2002

Balance Sheet Data
Total assets	$2,476,836	$2,018,366	$1,855,235	$1,785,979
Securities	460,922	451,753	372,068	390,815
Loans held for sale	42,198	25,678	32,054	23,167
Total loans and leases	1,731,307	1,348,227	1,255,418	1,175,236
Allowance for loan & lease losses	23,901	18,490	17,600	16,091
Demand deposits	301,875	246,282	208,608	197,516
Total deposits	1,829,878	1,492,488	1,403,234	1,337,985
Long-term debt	219,056	173,958	146,206	126,299
Total stockholders' equity	164,208	140,923	136,952	124,041

Per Common Share Data
Book value per common share	$9.98	$9.29	$8.99	$8.40
FAS 115 effect on book value per common share	(0.08)	0.30	0.38	0.29

Loan and Lease Data
Commercial and commercial real estate	$1,111,534	$881,821	$797,282	$743,520
Residential mortgage	220,294	152,580	165,647	145,931
Agricultural and agricultural real estate	229,963	166,182	161,551	155,596
Consumer	159,158	136,806	123,226	120,853
Direct financing leases, net	13,335	13,621	10,365	12,308
Unearned discount and deferred loan fees	(2,977)	(2,783)	(2,653)	(2,972)

Total loans and leases	$1,731,307	$1,348,227	$1,255,418	$1,175,236

Asset Quality
Nonaccrual loans	$7,168	$5,092	$4,727	$3,944
Restructured loans	-	-	-	-
Loans past due ninety days or more as to interest or principal payments	392	458	649	541
Other real estate owned	433	599	488	452
Other repossessed assets	299	285	287	279

Total nonperforming assets	$8,292	$6,434	$6,151	$5,216

Allowance for Loan and Lease Losses
Balance, beginning of period	$18,490	$16,091	$16,091	$14,660
Provision for loan and lease losses continuing operations	2,347	4,183	2,226	3,553
Provision for loan and lease losses discontinued operations	-	-	-	(329)
Loans charged off	(1,728)	(2,392)	(1,040)	(3,203)
Recoveries	543	608	323	1,410
Additions related to acquisitions	4,249	-	-	-

Balance, end of period	$23,901	$18,490	$17,600	$16,091

Asset Quality Ratios
Ratio of nonperforming loans to total loans and leases	0.44%	0.41%	0.43%	0.38%
Ratio of nonperforming assets to total assets	0.33	0.32	0.33	0.29
Ratio of net loan chargeoffs to average loans and leases	0.08	0.14	0.06	0.16
Allowance for loan losses as a percent of loans and leases	1.38	1.37	1.40	1.37
Allowance for loan and leases to nonperforming loans and leases	316.13	333.11	327.41	358.77